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                                                                    Exhibit 99.1
[STANDARD      News Release
 PACIFIC       Standard Pacific Corp.
 CORP. LOGO]   15326 Alton Parkway, Irvine, California  92618-2338
               Contact:  Andrew H. Parnes, Vice President-Finance (949) 789-1616
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FOR IMMEDIATE RELEASE ON FRIDAY, AUGUST 25, 2000

STANDARD PACIFIC CORP. COMPLETES ACQUISITION OF THE WRITER CORPORATION

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IRVINE, CALIFORNIA, Friday, August 25, 2000.....................................
Standard Pacific Corp. (NYSE symbol "SPF") today announced that it has completed its acquisition of The Writer Corporation (OTC symbol "WRTC"). At a special meeting of shareholders held today, Writer shareholders approved the merger transaction, in which Writer was merged into a wholly owned subsidiary of Standard Pacific. Writer is a longtime homebuilder in the Denver metropolitan area, and more recently has expanded its operations into the emerging Ft. Collins/Northern Colorado market. For the year ended December 31, 1999, Writer had revenues of $82 million and delivered 383 homes.

The purchase price paid by Standard Pacific for each share of Writer common stock was $3.35 in cash, or .2481 shares of Standard Pacific common stock, or a combination of the two, for a total merger consideration of approximately $27.9 million (based on the most recent closing price of Standard Pacific common stock), plus the repayment of approximately $37.5 million of outstanding Writer indebtedness.

Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 40,000 families during its 34-year history. Standard Pacific focuses its efforts on constructing move-up homes within a wide range of price and size with homes generally selling for $150,000 to over $1 million. Standard Pacific operates in some of the strongest housing markets in the country with operations throughout the major metropolitan areas in California, Texas, Arizona and, with the completion of the Writer acquisition, Colorado. Standard Pacific also provides mortgage financing and title services to its homebuyers through its subsidiaries, Family Lending Services, SPH Mortgage, WRT Financial and SPH Title.